     As filed with the Securities and Exchange Commission on July 10, 1996
                                          Registration No. 33-..................
- --------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  ----------
                                   FORM S-3
                            REGISTRATION STATEMENT

                                     Under

                          THE SECURITIES ACT OF 1933

                      PROTEIN POLYMER TECHNOLOGIES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                                 33-0311631
     (STATE OR OTHER JURISDICTION OF                 (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)                IDENTIFICATION NO.)

                          10655 SORRENTO VALLEY ROAD
                         SAN DIEGO, CALIFORNIA  92121
                                (619) 558-6064
                       (ADDRESS, INCLUDING ZIP CODE AND
                   TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

           J. THOMAS PARMETER                          COPIES TO:
    CHAIRMAN & CHIEF EXECUTIVE OFFICER          ROBERT A. MILLER, JR., ESQ.
    PROTEIN POLYMER TECHNOLOGIES, INC.       PAUL, HASTINGS, JANOFSKY & WALKER
        10655 SORRENTO VALLEY ROAD                 555 S. FLOWER STREET
       SAN DIEGO, CALIFORNIA 92121            LOS ANGELES, CALIFORNIA  90071
              (619) 558-6064                         (213) 683-6254
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND
  TELEPHONE NUMBER, INCLUDING AREA CODE,
          OF AGENT FOR SERVICE)

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE


- --------------------------------------------------------------------------------------------------------------------
         TITLE OF EACH                                   PROPOSED               PROPOSED
           CLASS OF                                       MAXIMUM               MAXIMUM
         SECURITIES TO             AMOUNT TO BE       OFFERING PRICE           AGGREGATE               AMOUNT OF
         BE REGISTERED              REGISTERED         PER SHARE (1)      OFFERING PRICE (1)       REGISTRATION FEE
- --------------------------------------------------------------------------------------------------------------------
COMMON STOCK, $.01 par value      322,663 SHARES          $4.125             $1,330,984.80              $458.96
- --------------------------------------------------------------------------------------------------------------------

(1) Estimate based on last sales price of the Registrant's Common Stock as reported on NASDAQ on July 5, 1996 pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended.

              ___________________________________________________

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                      PROTEIN POLYMER TECHNOLOGIES, INC.
                             Cross Reference Sheet
              Furnished Pursuant to Item 501(b) of Regulation S-K

PART I  INFORMATION REQUIRED IN PROSPECTUS


Item Number and Caption in Form S-3                         Location in Prospectus
- -----------------------------------                         ----------------------
Item 1.       Forepart of Registration Statement and        Outside Front Cover Page of Prospectus.
              Outside Front Cover Page of Prospectus.

Item 2.       Inside Front and Outside Back Cover           Inside Front and Outside Back Cover
              Pages of Prospectus.                          Pages of Prospectus.

Item 3.       Summary Information, Risk Factors and         The Company; Risk Factors.
              Ratio of Earnings to Fixed Charges.

Item 4.       Use of Proceeds.                              Use of Proceeds.

Item 5.       Determination of Offering Price.              Plan of Distribution.

Item 6.       Dilution.                                     Not Applicable.

Item 7.       Selling Securityholders.                      Selling Securityholders.

Item 8.       Plan of Distribution.                         Outside Front Cover Page; Plan of
                                                            Distribution.

Item 9.       Description of Securities to be Registered.   Incorporation by Reference.

Item 10.      Interests of Named Experts and Counsel.       Not Applicable.

Item 11.      Material Changes.                             Not Applicable.

Item 12.      Incorporation of Certain Information by       Incorporation by Reference.
              Reference.

Item 13.      Disclosure of Commission Position on          Not Applicable.
              Indemnification for Securities Act
              Liabilities.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

    INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES. IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   Subject to Completion, Dated July 10, 1996

PROSPECTUS
- ----------

                      PROTEIN POLYMER TECHNOLOGIES, INC.
                                _______________

                        322,663 Shares of Common Stock
                                _______________

    This Prospectus relates to the offering of up to an aggregate of 324,163 shares (the "Shares") of Common Stock, $.01 par value (the "Common Stock"), of Protein Polymer Technologies, Inc., a Delaware corporation ("Protein" or the "Company") which may be offered from time to time by the persons named in this Prospectus under the caption "Selling Securityholders."

    The Shares may be offered for sale from time to time by the Selling Securityholders in brokerage transactions at prevailing market prices or in transactions at negotiated prices. No representation is made that any Shares will or will not be offered for sale. The Shares are being offered for the accounts of the Selling Securityholders. The Company will not receive any proceeds from the sale of the Shares. It is not possible at the present time to determine the price to the public in any sale of the Shares by the Selling Securityholders and each Selling Securityholder reserves the right to accept or reject, in whole or in part, any proposed purchase of Shares. Accordingly, the public offering price and the amount of any applicable underwriting discounts and commissions will be determined at the time of such sale by the Selling Securityholders. All costs, expenses and fees incurred in connection with the registration of the Shares, estimated to be approximately $20,463, are being borne by the Company, but all selling and other expenses incurred by the Selling Securityholders will be borne by such Selling Securityholders. See "Plan of Distribution."

    The Selling Securityholders, and the brokers through whom sales of the Shares are made, may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933, as amended. In addition, any profits realized by the Selling Securityholders or such brokers on the sale of the Shares may be deemed to be underwriting commissions.

    The shares of Common Stock of the Company are traded on NASDAQ ("NASDAQ") under the symbol "PPTI." The last reported sales price per share of the Common Stock as reported by NASDAQ on July 5, 1996 was $4.125.

    THE OFFERING INVOLVES A HIGH DEGREE OF RISK. FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SHARES, SEE "RISK FACTORS."

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
     STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
          OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                _______________

                The date of this Prospectus is July ___, 1996.

                             AVAILABLE INFORMATION


    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Copies of such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

    The Company's Common Stock is listed on NASDAQ and reports, proxy and information statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

    The Company also has filed with the Commission a Registration Statement on Form S-3 (together with any amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information with respect to the Company and the offering, reference is made to such Registration Statement, which may be inspected without charge at the Commission's office in Washington, D.C., and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission.

                               TABLE OF CONTENTS
                               -----------------


                                                           Page
                                                           ----

  Available Information.................................      2
  Incorporation by Reference............................      3
  The Company...........................................      4
  Risk Factors..........................................      4
  Selling Securityholders...............................      9
  Plan of Distribution..................................     11
  Use of Proceeds.......................................     11
  Legal Matters.........................................     11
  Experts...............................................     11


    NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PROTEIN OR ANY SELLING SECURITYHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PROTEIN SINCE THE DATE HEREOF.

                                _______________

                          INCORPORATION BY REFERENCE

    This Prospectus incorporates by reference certain documents which are not presented herein or delivered herewith. These documents are available upon request from Gwen Como, Director, Investor Relations, Protein Polymer Technologies, Inc., 10655 Sorrento Valley Road, San Diego, California 92121, telephone (619) 558-6064.

    The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the information that has been incorporated herein by reference, other than exhibits to such information, unless such exhibits are specifically incorporated herein by reference into the information that this Prospectus incorporates. Requests for such documents should be directed to the person indicated in the immediately preceding paragraph.

    The following documents, which have been filed with the SEC pursuant to the Exchange Act, are hereby incorporated by reference herein:

    (a) Protein's Annual Report on Form 10-KSB for the year ended December 31, 1995, as filed with the Commission on March 29, 1996;

    (b) Protein's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996, as filed with the Commission on May 15, 1996;

    (c) Protein's Proxy Statement for its annual meeting of stockholders held on April 26, 1996, as filed with the Commission on April 2, 1996 (other than the portions thereof identified as not deemed filed with the Commission); and

    (d) The description of the Common Stock contained in Protein's Registration Statement under the Exchange Act on Form 8-A, filed with the Commission on December 11, 1991, as amended by Form 8 filed on January 17, 1992.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of this offering shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. All information appearing in this Prospectus or in any document incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein and should be read together with such information and documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                  THE COMPANY

    Protein Polymer Technologies, Inc., a Delaware corporation ("Protein" or the "Company") is a development-stage biotechnology company engaged in the research, development and production of proprietary protein-based biomaterial with targeted applications in biomedical and specialty use markets. Since 1992, the Company has primarily focused on developing materials technology and products to be used in the surgical repair of tissue: tissue adhesives and sealants; wound healing materials; and surgical adhesion barriers. Since 1994, the Company has concentrated predominately on the development of its surgical tissue adhesive and sealant technology and drug delivery technology. In September 1995, the Company established a strategic alliance with Ethicon, Inc. ("Ethicon"), a subsidiary of the Johnson & Johnson Company, as part of its effort to develop surgical tissue adhesive and sealant technology. The Company's current products include SmartPlastic (TM) and ProNectin (R) F Cell Attachment Factor for growing human and animal cells.

    The Company was incorporated in Delaware on July 6, 1988. The Company's principal executive offices are located at 10655 Sorrento Valley Road, San Diego, California 92121; its telephone number is 619-558-6064.


                                 RISK FACTORS

    An investment in the Shares offered hereby involves a high degree of risk. The following risk factors should be considered carefully in evaluating an investment in the Shares offered hereby.

TECHNOLOGICAL AND COMMERCIAL UNCERTAINTIES

    The Company's technological strategy of designing and producing unique biocompatible materials based on genetically engineered proteins is commercially unproven. The process of developing products and achieving regulatory approvals is time consuming and prone to delays. Except for limited sales of ProNectin F, the Company has not completed the development of any product or generated any revenues from product sales. The Company's success will depend upon its ability to allocate sufficient resources to products with the most commercial potential, and to design and produce biocompatible materials with the intended chemical, biological and functional properties needed for commercial acceptance.

    The commercial viability of the Company's products will also depend on the success of its research and development activities; its ability to secure strategic alliances appropriate to a product's development, marketing and distribution requirements; and its ability to manufacture its products in sufficient quantity under regulated conditions to meet product demand. The product candidates Protein is currently pursuing will require substantial further development, testing and regulatory approvals; there can be no assurance that these efforts will result in commercially acceptable products. Further, there can be no assurance that such products can be produced in commercial quantities at reasonable costs, can be effectively marketed in a timely fashion, will have significant benefits compared to competitive products on the market at the time of product introduction, or will be accepted for use by the target markets.

HISTORY OF OPERATING LOSSES; FUTURE CAPITAL REQUIREMENTS

    The Company has incurred operating losses since its inception in 1988, and will continue to do so for at least several more years. As of March 31, 1996, the Company's accumulated deficit was approximately $17,086,000. Any currently anticipated contract revenues derived from collaborative agreements with strategic partners will, alone, be insufficient for the Company to offset operating losses. Unless the Company realizes significant revenues from the commercial sale of products, it will continue to incur operating losses, which will need to be funded from additional public or private securities offerings. Further, the costs of research and development activities, establishment and scale-up of appropriate manufacturing capabilities, product testing, regulatory compliance, establishment of marketing activities, patent prosecution and other factors may result in increased operating losses over the next several years. The timing of these increased costs, and possible offsetting contract revenues, is highly uncertain and may produce financial results that fluctuate significantly from period to period.

    The Company believes that its current capital resources will be sufficient to fund its operating losses for approximately the next nine months. There can be no assurance that the Company will be able to raise sufficient additional funds before the end of this period, if at all, or that such financing will be available on acceptable terms. If adequate funds are not available, the Company will be required to significantly curtail its operating plans and relinquish rights to major portions of the Company's technology or products.

DEPENDENCE ON STRATEGIC PARTNERS

    In order to reduce the time and costs for developing and commercializing its potential products, the Company's strategy is to enter into arrangements with major medical or pharmaceutical companies with broad distribution capabilities in appropriate markets. There can be no assurance that the Company will be able to establish such strategic partnerships or licensing arrangements at all, or upon favorable terms and conditions. Additionally, these arrangements generally may be subject to termination under various circumstances, or solely at the discretion of the strategic partner without prior notice. Termination of such arrangements would have a material adverse effect on the Company's business and financial condition. Furthermore, this strategy may lead to multiple alliances regarding different product opportunities that are active at the same time. There can be no assurance that the Company will be able to successfully manage such multiple arrangements in various stages of development.

    In September 1995, Protein entered into a licensing and development agreement, and a supply agreement, with Ethicon with respect to its tissue adhesives and sealants program. Under these agreements, Ethicon receives exclusive worldwide development, marketing and distribution rights to products produced under Protein's proprietary technology rights. In exchange, the Company receives research and development payments and milestone payments, as well as potential manufacturing and royalty payments. However, there can be no assurance that Ethicon or Protein will continue to meet their obligations under the terms of the agreements, that a product will be successfully developed for commercial use or, if having been so developed, that Ethicon will successfully market the resulting product. Furthermore, Ethicon has the right to terminate the agreements at any time.

    Currently, the product development efforts in the Company's agreements with Ethicon are behind the schedule anticipated in such agreements due to delays in meeting a certain milestone. Although a tentative understanding has been reached with Ethicon regarding a revised schedule, a delay beyond August 14, 1996 would cause an automatic termination of the relationship. Although it is the belief of the Company at this time that its relationship with Ethicon is good, and continued scientific progress is being made sufficient to justify an amendment to this termination clause, no assurances can be made that a termination will not occur. If a termination did occur, the Company would be materially adversely affected.

COMPETITION AND TECHNOLOGICAL CHANGE

    The areas of business in which the Company engages and proposes to engage are characterized by rapidly evolving technology and intense competition. The anticipated commercial uses of Protein's biomaterials are primarily end-use products for medical applications that require other components as part of a system. End-use products using or incorporating the Company's biomaterials would compete with other products that rely on the use of alternative materials or components. Technologies which compete with those of the Company are, therefore, diverse, complex and numerous.

    Competition in the biomedical and surgical repair markets is particularly significant. The Company's competitors in those markets include major pharmaceutical, surgical product, chemical and specialized biopolymer companies, many of which have financial, technical, research and development and marketing resources significantly greater than those of the Company. Academic institutions and other public and private research organizations are also conducting research and seeking patent protection, and may commercialize products on their own or through joint ventures. The Company believes that research into similar types of protein engineering technology is currently being conducted by DuPont and several university laboratories.

    The primary competitive factors in the biomedical and surgical repair products market are performance, cost, safety, reliability, convenience and commercial production capabilities. The Company believes that its ability to compete in this market will be enhanced by its issued patent claims, the breadth of its other pending patent applications, its early entry into its field and its experience in protein engineering. However, the Company currently does not have production capabilities or resources to compete commercially without the use of collaborative agreements with third parties. The Company's product technology will compete for corporate development and marketing partnership opportunities with numerous other biotechnology companies, research institutes, academic institutions and established pharmaceutical companies. There can be no assurance that the Company's competitors will not succeed in developing products based on the Company's technology or other technologies that are more effective than any which are being developed by the Company, or which would render the Company's technology and products obsolete and non-competitive.

MANUFACTURING UNCERTAINTIES

    To date, Protein has manufactured limited amounts of its biomedical products for internal testing and, in certain cases, evaluation and testing by corporate partners and other third parties. The development and commercialization of certain biomedical products will require the Company, pursuant to applicable governmental regulations, to upgrade its manufacturing facilities and to obtain manufacturing approvals from the United States Food and Drug Administration (the "FDA"). The Company is currently upgrading its production methods to achieve "Good Laboratory Practice" compliance necessary for producing materials used to generate preclinical data that is reviewed by the FDA.

    The Company is currently considering alternative methods for increased production of its biomedical and other product candidates for clinical requirements under Good Manufacturing Practice ("GMP") conditions. For example, the Company may upgrade and expand its existing facility; however, there can be no assurance that, if desired, the Company could adequately develop, fund, implement and manage such a manufacturing facility. Alternatively, the Company may establish external contract manufacturing arrangements; however, there can be no assurance that such arrangements, if desired, could be entered into or maintained on acceptable terms, if at all, or would comply with applicable governmental regulations.

    The Company has not yet developed a process to manufacture its product candidates on a commercial scale. There can be no assurance that a process can be developed by the Company or any other party at a cost or in quantities necessary to become commercially viable. Alternative methods may be needed for producing commercial quantities of products, if any. The actual method, or combination of methods, that the Company may ultimately pursue will depend on a number of factors, including availability, needed quantities, cost and governmental regulations. There is no assurance that the Company will successfully assess the ability of such production methods or establish contract manufacturing arrangements to meet its commercial objectives, or that such methods and arrangements would not adversely affect the Company's margins or its ability to compete in the marketplace.

UNCERTAINTY OF REGULATORY COMPLIANCE AND APPROVALS

    Regulation by governmental authorities in the United States and other countries is a significant factor affecting the success of products resulting from biotechnological research. The Company's current operations and products are, and anticipated products and operations will be, subject to substantial regulation by a variety of local, state, federal and foreign agencies, particularly those products and operations related to biomedical applications. Currently, the Company's activities are subject to regulation primarily under the Occupational Safety and Health Act, which requires the Company to provide a "material data safety sheet" to its customers setting forth certain information regarding the Company's products.

    Pre-market approval from the FDA is required for new medical devices, drugs or vaccines, a generally costly and time-consuming process. If the Company does not directly produce and sell medical devices, drugs or vaccines, it will not be directly affected by these regulations. However, the Company's anticipated customers and corporate partners would be required to obtain such approvals. Additionally, the Company may be required to file and maintain with the FDA a "Master File" containing information regarding the Company's products. There can be no assurance that the Company's customers and corporate partners will be able to obtain or maintain the necessary approvals from the FDA or that the Company will be able to maintain a Master File in accordance with FDA regulations. In either case, the Company's anticipated business could be adversely affected.

    Because Protein intends for its biomaterials to be used as medical devices, it may be required to conform its operations to the FDA's GMP regulations. GMP regulatory requirements are rigorous, and there can be no assurance that GMP status could be obtained in a timely manner and without the expenditure of substantial resources, if at all. The Company may also be required to register its facility with the FDA as an establishment involved in the manufacture of medical devices.

    The Company's research, development and production activities are, or may be, subject to various federal and state laws and regulations relating to environmental quality and the use, discharge, storage, transportation and disposal of toxic and hazardous substances. The Company's future activities are expected to be subject to regulation under the Toxic Substances Control Act, which requires the Company to obtain pre-manufacturing approval for any new "chemical material" the Company produces for commercial use that does not fall within the FDA's regulatory jurisdiction.

    The Company believes it is currently in compliance with such laws and regulations applicable to its current operations. Although the Company intends to use its best efforts to comply with all laws and regulations in the future, there can be no assurance that the Company will be able to fully comply with such laws, or that full compliance will not require substantial capital expenditures. There can be no assurance that future approvals will be sought or obtained, and the failure to obtain or maintain these approvals, or any substantial delay in obtaining these approvals, would likely have an adverse effect on the Company's operations.

DEPENDENCE ON KEY EMPLOYEES

    As of June 30, 1996, Protein had 23 full-time and one part-time employee, of whom four hold Ph.D. degrees in the chemical or biological sciences. The success of the Company will depend largely upon the efforts of its scientists and certain of its executive officers. The loss of services of any one of these individuals would have a material adverse effect on the Company's business opportunities and prospects. The recruitment and retention of additional qualified management and scientific personnel is also critical to the Company's success. There can be no assurance that the Company will be able to attract and retain required personnel on acceptable terms, due to the competition for such experienced personnel from other biotechnology, pharmaceutical and chemical companies, universities and non-profit research institutions. The Company does not maintain "key-man" or similar life insurance policies with respect to such persons to compensate the Company in event of their deaths.

PRODUCT LIABILITY

    Product liability claims may be asserted with respect to the Company's technology or products either directly or through Protein's strategic partners. The Company currently has no product liability insurance. Although the Company may seek insurance against the risk of product liability in the future, there can be no assurance that acceptable levels of insurance coverage with appropriate terms will be obtainable, or that the assertion of a product liability claim would not materially adversely affect the business or financial condition of the Company.

PATENTS AND TRADE SECRETS

    The Company's success will depend, in part, on its ability to obtain patent or other protection for its technology and product candidates. The Company seeks to obtain such protection through patents, maintenance of trade secrets and contractual agreements. The success of the Company will also depend in part on the Company not infringing patents issued to competitors or other proprietary rights of third parties.

    To date, four United States patents have been issued to the Company; two additional patents have been allowed and twelve additional patent applications are pending. The patent position of biotechnology companies is highly uncertain and involves complex legal, scientific and factual questions. There can be no assurance that patents will issue from any of the Company's pending patent applications or that, if patents do issue, the claims allowed will be sufficiently broad to protect the Company's technology and product candidates. In addition, there can be no assurance that any patents previously or subsequently issued to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide any proprietary protection or competitive advantage to the Company.

    Competitors may have filed patent applications or may have obtained patents and other proprietary rights relating to products or processes similar to and competitive with those of the Company. The scope and validity of such patents, the extent to which the Company may be required to obtain licenses under these patents or other proprietary rights, and the cost and availability of such licenses are presently unknown. No assurance can be made that any licenses required under any patents or proprietary rights will be made available to the Company on acceptable terms, if at all. Further, the Company may enter into collaborative research and development arrangements with strategic partners which may result in the development of new technologies or products. There is no assurance that disputes will not arise in the future with respect to the ownership of rights to any technology or products that may be so developed.

    The Company also seeks to protect its intellectual property in part by confidentiality agreements with its employees and consultants. There can be no assurance that these agreements will not be breached, that the Company will have an adequate remedy for any breach, or that the Company's trade secrets will not otherwise become known or independently discovered by competitors.

DIVIDEND POLICY

    The Company has never paid dividends on its common stock, and given its continuing loss situation, does not anticipate paying any cash dividends on the common stock in the foreseeable future. Additionally, the holders of the Company's Series D Preferred stock have certain preferences which entitle them to cumulative dividends prior to the payment of any cash dividends on the Company's common stock.

VOLATILITY OF TRADING PRICE

    There has been significant volatility in market prices of securities of biotechnology companies, and the trading price of the Shares could be subject to wide fluctuations. Factors such as announcements of technological innovations and new commercial products by the Company's competitors, adverse results in product testing, litigation, governmental regulation or adverse patent or proprietary rights developments could have a significant adverse impact on the market price of the Company's common stock.

INVESTMENT COMPANY ACT CONSIDERATIONS

    The Company believes that it is primarily engaged in business other than investing, reinvesting, owning, holding or trading in securities. The Company invests its cash in cash equivalents and short-term investments of high quality, following the investment guidelines approved by the Board of Directors. However, there can be no assurance that the Company may not be required to comply with the registration requirements of the Investment Company Act of 1940. Such registration requirements would have a material adverse effect upon the Company.


                            SELLING SECURITYHOLDERS

    The Shares offered hereby were issued to the Selling Securityholders pursuant to their exercise of certain warrants in July 1996 for an exercise price of $2.50 per share. Such warrants constituted approximately 95% of the 339,163 warrants (the "Warrants") which were originally issued and sold by the Company to the Selling Securityholders and other investors, along with the Company's previously outstanding Series B Convertible Preferred Stock, in 1991. The Warrants, to the extent not exercised, expire on July 31, 1996. In light of its requirement for additional capital, the Company, in June 1996, offered the holders of the Warrants an opportunity to register the resale of the shares of Common Stock underlying the Warrants to the extent that the holders of 50% or more of the Warrants agreed to exercise their Warrants. Since the requisite number of Warrants were so exercised, the Company and the Selling Securityholders entered into a Registration Rights Agreement pursuant to which the Registration Statement, of which this Prospectus is a part, was filed.

    The following table sets forth as of June 30, 1996, and upon completion of the offering described in this Prospectus, information with regard to the beneficial ownership of the Company's Common Stock by the Selling Securityholders. The Selling Securityholders may not have a present intention of selling the Shares and may offer no Shares for sale or less than the number of the Shares indicated. Messrs. Davis, Parmeter and Stern are officers or directors of the Company, as indicated by footnote. The address of each Selling Securityholder is, care of the Company, 10655 Sorrento Valley Road, San Diego, California 92121.

                                 Shares Beneficially               Shares to            Shares Beneficially
                                 Owned Before Offering/1/2/        be Offered/3/        Owned After Offering/4/
                                 ---------------------             ----------           --------------------
Name and Address                Number       Percentage                                 Number    Percentage
- ----------------                ------       ----------                                 ------    ----------
Leslie L. Alexander/5/          125,000         1.81%              125,000                   0            *
                    -
Henry E. Allen                    5,000             *                5,000                   0            *
Charles Antell                    6,250             *                6,250                   0            *
Philip J. Davis/6/              366,345         5.29%               12,686              353,659       5.11%
                -
Roger and Iris Fried/5/          11,000             *               11,000                   0            *
                     -
Steven M. Lamon                 164,967         2.39%               24,989              139,978       2.03%
Richard J. Neuman                 5,000             *                5,000                   0            *
J. Thomas Parmeter/5/7/         481,777         6.98%               12,686              469,091       6.79%
                   - -
Estate of Paul A. Schmid/8/      25,186             *               25,186                   0            *
                         -
Russell T. Stern, Jr./9/        305,805         4.42%               12,686              293,119       4.24%
                      -
David Thalheim                   18,750             *               18,750                   0            *
Transitions Three, L.P./10/     151,779         2.20%               63,430              88,349        1.28%
                        --

- -----------------------------
* Amount represents less than 1% of the Common Stock.

/1/  The persons named in the above table have sole voting and investment power
 -
with respect to all shares beneficially owned by them, subject to community property laws where applicable, unless otherwise noted. Information with respect to beneficial ownership is based upon the Company's stock records and data supplied to the Company by the Selling Securityholders.

/2/  Beneficial ownership is determined in accordance with rules of the
 -
Securities and Exchange Commission, and includes, generally, voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to joint ownership with spouses and community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

/3/  The Selling Securityholders may offer less than the amount of Shares
 -
indicated. No representation is made that any Shares will or will not be offered for sale.

/4/  This assumes that all Shares owned by the Selling Securityholders which are
 -
offered hereby are sold. The Selling Securityholders reserve the right to accept or reject, in whole or in part, any proposed purchase of Shares.

/5/  Shares held by this Selling Securityholder may be held or sold in the name
 -
of, or for the benefit of, his or her individual retirement account.

/6/  Mr. Davis is a Director and the Corporate Secretary of the Company. Common
 -
Stock owned beneficially by Mr. Davis includes 16,000 shares subject to options exercisable within 60 days.

/7/  Mr. Parmeter is the Chairman of the Company's Board of Directors, as well
 -
as its President and Chief Executive Officer.

/8/  Mr. Paul A. Schmid was the original holder of Warrants which were exercised
 -
by his estate.

/9/  Mr. Stern is a Director of the Company. Common Stock shown as beneficially
 -
owned by Mr. Stern includes (i) 10,000 shares held by Mr. Stern's spouse, which Mr. Stern may be deemed to beneficially own, and (ii) 8,000 shares subject to options exercisable within 60 days.

/10/ Mr. Brent R. Nicklas, a Director of the Company, became a general partner
 --
of this investment fund in December 1988, and may be deemed to be the beneficial owner of its shares. Mr. Nicklas disclaims such beneficial ownership. Mr. Nicklas beneficially owns 90,148 shares of Common Stock (excluding shares held by Transitions Three, L.P.), including 8,000 shares subject to options exercisable within 60 days.

                             PLAN OF DISTRIBUTION

    The Shares offered hereby may be sold from time to time by the Selling Securityholders, or by pledgees, donees, transferees, agents or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market (including NASDAQ) or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following:
(a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus; (c) certain distributions in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, broker-dealers engaged by the Selling Securityholders may arrange for other broker-dealers to participate in the resales.

    Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Securityholders in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

    The Selling Securityholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. The Company has agreed to indemnify the Selling Securityholders against certain liabilities in connection with the offering of the Shares, including liabilities arising under the Securities Act.

    It is not possible at the present time to determine the price to the public in any sale of the Common Stock by the Selling Securityholders. Accordingly, the public offering price and the amount of any applicable underwriting discounts and commissions will be determined at the time of such sale by the Selling Securityholders. The aggregate proceeds to the Selling Securityholders from the sale of the Common Stock will be the purchase price of the Common Stock sold less all applicable commissions and underwriters' discounts, if any. The Company will pay substantially all the expenses incident to the registration, offering and sale of the Common Stock to the public by Selling Securityholders, other than fees, discounts and commissions of underwriters, dealers or agents, if any, and transfer taxes.

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of the Shares offered by the Selling Securityholders pursuant to this Prospectus.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby has been passed upon by Paul, Hastings, Janofsky & Walker, Los Angeles, California.

                                    EXPERTS

    The financial statements of the Company appearing in its Annual Report (Form 10-KSB) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

PART II   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.
- --------

    The fees and expenses payable by the Company in connection with the sale of the shares of Common Stock being registered are estimated as follows:


                                                                Amount
                                                                -------

    SEC Filing Fee..........................................    $   463

    Legal Fees and Expenses.................................     10,000

    Accounting Fees.........................................      5,000

    Printing Expenses.......................................      5,000
                                                                -------

              Total.........................................    $20,463
                                                                =======


Item 15.  Indemnification of Directors and Officers.
- --------

    The Bylaws of the Company provide generally for indemnification of officers, directors, agents and employees of the Company to the extent authorized by the Delaware General Corporation Law. Pursuant to Section 145 of the Delaware General Corporation Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such persons. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

    As permitted by Section 102 of the Delaware General Corporation Law, the Company's stockholders have approved and incorporated provisions into the Company's Certificate of Incorporation eliminating a director's personal liability for monetary damages to the Company and its stockholders arising from a breach of a director's fiduciary duty, except for liability under Section 174 of the Delaware General Corporation Law or liability for any breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit.

    The Company has entered into supplemental indemnification agreements with each of its directors and executive officers. These agreements provide substantially broader indemnity rights than those provided under the Delaware General Corporation Law and the Company's Bylaws. The indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against the Company or its directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third-party suit would be borne by the Company, and the Company would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to the benefit of the Company but would be offset by the Company's obligations to the director or officer under the indemnification agreement.

    The above discussion of the Company's Bylaws, Certificate of Incorporation and indemnification agreements and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such Bylaws, Certificate of Incorporation, indemnification agreements and statute.


Item 16.    Exhibits.
- --------

    5         Opinion of counsel as to legality of securities being registered.

    23.1      Consent of independent public accountants.

    23.2      Consent of counsel (included in Exhibit 5).

    24.1      Power of Attorney (included herein on the signature page).


Item 17.    Undertakings.
- --------

    The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the Prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

    Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the
    --------  -------
    information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

              (3) To remove from registration by means of post-effective amendment any of the securities which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the securities Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

              (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

              (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on July 3, 1996.

                             PROTEIN POLYMER TECHNOLOGIES, INC.,
                             a Delaware corporation



                             By:  /s/ J. Thomas Parmeter
                                  ----------------------------------------
                                  J. Thomas Parmeter
                                  President & Chief Executive Officer

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints J. Thomas Parmeter and Aron P. Stern, and each of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


    Signature               Title                                    Date
    ---------               -----                                    ----

/s/ J. Thomas Parmeter      Chairman of the Board, President and     July 2, 1996
- -------------------------   Chief Executive Officer
J. Thomas Parmeter          (Principal Executive Officer)

/s/ Aron P. Stern           Vice President-Finance and Chief
- -------------------------   Financial Officer (Principal             July 2, 1996
Aron P. Stern               Financial and
                            Accounting Officer)

/s/ Edward E. David         Director                                 July 2, 1996
- -------------------------
Edward E. David


/s/ George R. Walker        Director                                 July 2, 1996
- -------------------------
George R. Walker

                            Director                                 July  , 1996
- -------------------------
Brent R. Nicklas

/s/ Russell T. Stern        Director                                 July 2, 1996
- -------------------------
Russell T. Stern

/s/ Bertram I. Rowland      Director                                 July 2, 1996
- -------------------------
Bertram I. Rowland

/s/ Philip J. Davis         Director                                 July 2, 1996
- -------------------------
Philip J. Davis

/s/ Edward J. Hartnett      Director                                 July 2, 1996
- -------------------------
Edward J. Hartnett

                                 EXHIBIT INDEX


Exhibit No.    Description                                           Sequential Page No.
- -----------    -----------                                           -------------------
    5          Opinion of counsel as to legality of securities
               being registered.                                              20

    23.1       Consent of independent public accountants.                     22

    23.2       Consent of counsel (included in Exhibit 5).                    --

    24.1       Power of Attorney (included herein on
               the signature page).                                           --